EXHIBIT 10.14

As of April 1, 2024

To: Vemanti Group Inc.,

c/o Tan Tran

7545 Irvine Center Dr.,

Ste 200, Irvine,

CA 92618

Dear Mr. Tran:

Notwithstanding anything to the contrary contained in that certain Share Exchange Agreement, dated as of April 1, 2024, by and among Vemanti Group Inc. (the “Company”), you, in your capacity as the Series A Preferred Stock holder of the Company, VinHMS Pte. Ltd., a Singapore private company limited by shares (“VinHMS”) and the shareholders of VinHMS  (the “Share Exchange Agreement”), I hereby agree that my appointment to the board of directors of Vemanti pursuant to the terms of the Share Exchange Agreement shall not be effective until the tenth day following the Company’s mailing of a related Information Statement on Schedule 14f-1  to its shareholders.

Very truly yours,

By:	/s/ Nguyễn Văn Hoàng
Nguyễn Văn Hoàng

Acknowledged and Agreed:

Vemanti Group Inc.

By:	/s/ Tan Tran
Name:	Tan Tran
Title:	Director